Exhibit 11



                            CORDIS CORPORATION
                 COMPUTATION OF PRIMARY EARNINGS PER SHARE
        Three Months and Nine Months Ended March 31, 1994 and 1993
                                (Unaudited)
              (Dollars in thousands except per share amounts)

                                Three Months            Nine Months

                               1994       1993         1994       1993
Income before
  cumulative effect of
  accounting change        $  9,936   $  7,743     $ 26,435    $20,714
Cumulative effect of
  accounting change               -          -       10,115          -
Net income                 $  9,936   $  7,743     $ 36,550    $20,714


Common shares (000):

Weighted average common
  shares outstanding         14,367     14,426       14,317     14,274
Equivalent shares from
  outstanding options
  (1)                           431        247          364        289

  Total                      14,798     14,673       14,681     14,563

Earnings per share:
Income before
  cumulative effect of
  accounting change        $    .67   $    .53     $   1.80    $  1.42
Cumulative effect of
  accounting change               -          -          .69          -
Net income                 $    .67   $    .53     $   2.49    $  1.42

(1) Computed using the treasury stock method based on the average price during the periods.

NOTE: The computation of earnings per share on the fully diluted basis is the same as that set forth above.